[LETTERHEAD]
                                                                    EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:

                            WELLSFORD REAL PROPERTIES
                          APPROVES REVERSE STOCK SPLIT
                          ----------------------------

NEW YORK, June 9, 2000--Wellsford Real Properties, Inc. (AMEX: WRP) today announced that the Company's shareholders have approved a reverse stock split whereby every two outstanding shares of common stock and class A-1 common stock will be converted into one share of outstanding common stock or class A-1 common stock. The par value of both classes of stock will increase from $.01 per share to $.02 per share and the number of authorized shares will be halved from 197,650,000 to 98,825,000 for common shares and from 350,000 to 175,000 for class A-1 common shares. The reverse split will be effective for trading beginning Monday, June 12, 2000. Resulting fractional shares will be redeemed in cash.

The shareholders also approved the election of three nominated directors for terms of three years:

Richard S. Frary, Martin Bernstein, and Meyer "Sandy" Frucher. Mr. Frary has been a director of WRP since 1998. Mr. Bernstein and Mr. Frucher are new members of the board.

In addition, the Company announced that Rodney F. Du Bois will relinquish his operating responsibilities, including Chief Financial Officer. He will continue as Vice-Chairman, concentrating primarily on strategic issues and initiatives. Jeffrey H. Lynford, the Chairman of WRP, will assume the additional duties of Chief Financial Officer.

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, develops, finances and operates real properties and organizes and invests in private and public real estate companies.

Press Contact:    Mark P. Cantaluppi
                  Vice President-Corporate Controller
                      & Director of Investor Relations
                  Wellsford Real Properties, Inc.
                  (212) 838-3400